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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                   FORM 8-A/A
                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               NORDSON CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                Ohio                                     34-0590250
----------------------------------------    ------------------------------------
(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)


   28601 Clemens Road, Westlake, Ohio                     44145
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(Address of Principal Executive Offices)                (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [_]                                   box. [_]

Securities Act registration statement file number to which this form
relates:     n/a
       ------------------
        (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                    Name of Each Exchange on Which
         to be so Registered                    Each Class is to be Registered
         -------------------                    ------------------------------

                 None                                      None

Securities to be registered pursuant to Section 12(g) of the Act:

                        Rights to Purchase Common Shares
                        --------------------------------
                               (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         On November 7, 1997, Nordson Corporation (the "Registrant") entered into a Restated Rights Agreement with National City Bank, as Rights Agent (the "Restated Rights Agreement"). The Restated Rights Agreement amended and restated the Rights Agreement, dated as of August 26, 1988, between the Registrant and AmeriTrust Company National Association. The following summary reflects the material terms of the Restated Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Restated Rights Agreement filed as an exhibit hereto, which is hereby incorporated by reference.

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

RIGHTS TO PURCHASE COMMON SHARES

         The Board of Directors of the Registrant in August 1988 declared a dividend consisting of rights (the "Rights") to purchase Common Shares of the Registrant (the "Common Shares"). One of the Rights was distributed to the holder of each Common Share outstanding on September 9, 1988, the record date for the distribution. Rights have been and will continue to be distributed with Common Shares issued by the Registrant after the record date but before the expiration of the Rights or the occurrence of a "flip-in" event, as described below.

         When the Rights become exercisable, the holder of each of the Rights will be entitled to purchase one Common Share of the Registrant for $175. The Rights will become exercisable at the close of business on the earlier of (1) the 20th calendar day after a public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Common Shares (a "shares acquisition date") or (2) any earlier date designated by the Registrant's Board of Directors.

         Until the Rights become exercisable, they will trade with the Common Shares, and any transfer of Common Shares will also constitute a transfer of the associated Rights. When the Rights become exercisable, they will begin to trade separate and apart from the Common Shares. At that time, separate certificates representing the Rights will be mailed to holders.

         Twenty days after a "shares acquisition date," each of the Rights will "flip-in" and become the right to purchase two Common Shares of the Registrant for $1.00 per share. Upon the occurrence of a "flip-in" event, Rights held by a person or group that beneficially owns 15% or more of the outstanding Common Shares, and Rights held by certain transferees from any such person or group, will become void.

         The exercise price, and the number of Common Shares of the Registrant to be purchased upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution.

         The Board of Directors may redeem the Rights for $.01 each at any time before the 20th calendar day after a "shares acquisition date" or the earlier expiration of the Rights. However, if


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the decision to redeem the Rights is made after the occurrence of a "control event," then the Rights may be redeemed only if one or more "continuing directors" remain in office when the decision is made and a majority of the "continuing directors" concur with the decision. A "control event" is defined as the earlier of (1) the first public announcement that any person or group has become the beneficial owner of 15% or more of the outstanding Common Shares and
(2) a change in the majority of the Board of Directors following a solicitation of consents or proxies if any person or group that participates in the solicitation has stated (or the Board of Directors has determined) that it intends to take action that would result in such person or group becoming the beneficial owner of 15% or more of the outstanding Common Shares. "Continuing directors" are defined as directors who were in office before the occurrence of a "control event" or whose election was recommended by a majority of the other "continuing directors."

         Eric T. Nord and Evan W. Nord are trustees of the Walter G. Nord Trust and the Nord Family Foundation, and Eric T. Nord is trustee of the Eric and Jane Nord Foundation. For purposes of determining the percentage of Common Shares deemed to be beneficially owned by them, Common Shares held by the Walter G. Nord Trust, by the Nord Family Foundation, or by the Eric and Jane Nord Trust will not be attributed to either Eric T. Nord or Evan W. Nord, and Common Shares held by Eric T. Nord or Evan W. Nord will not be attributed to the Walter G. Nord Trust, the Nord Family Foundation, or the Eric and Jane Nord Foundation. Similarly, Common Shares held by the Nord Family Foundation will not be attributed to the Eric and Jane Nord Foundation, and Common Shares held by the Eric and Jane Nord Foundation will not be attributed to the Nord Family Foundation.

         The terms of the Rights are set forth in a Restated Rights Agreement between the Registrant and National City Bank, as Rights Agent. The provisions of the Restated Rights Agreement may be amended by the Board of Directors to cure any ambiguity or correct any defect or inconsistency. Prior to the close of business on the 20th calendar day following the occurrence of a "shares acquisition date," the Restated Rights Agreement may also be amended to make any other change that the Board of Directors deems to be consistent with the purposes of the Restated Rights Agreement and not adverse to the interests of the Company and its shareholders; however, no such amendment after the occurrence of a "control event" may be made unless at least one "continuing director" remains in office and a majority of the "continuing directors" concur.

         As of November 2, 1997, 16,838,189 Common Shares were outstanding, and an additional 7,667,519 Common Shares were held in the Registrant's treasury. 40,144,999 Common Shares have been reserved for issuance upon exercise of the Rights.


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ITEM 2.        EXHIBITS.

Exhibit No.    Exhibit Description
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      1        Restated Rights Agreement, dated as of November 7, 1997,
               between the Registrant and National City Bank, as Rights
               Agent, including as Exhibit B thereto the Form of Rights
               Certificate.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          NORDSON CORPORATION

Date: December 5, 1997                    By: /s/ Thomas L. Moorhead
                                             ----------------------------------
                                             Name: Thomas L. Moorhead
                                             Title: Vice President, Law